                                                                    EXHIBIT 11.1

                  DELTA BEVERAGE GROUP, INC. AND SUBSIDIARY
                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                                  Unaudited
                  (Dollars in thousands, except share data)


                                                                                          Nine Months
                                                                                             Ended
                                                 Years Ended December 31,                September 30,
                                          --------------------------------------    ------------------------
                                             1993          1994          1995          1995          1996
                                          ----------    ----------    ----------    ----------    ----------
Net income (loss)                         $   10,279    $    1,095    $   (3,952)   $     (174)   $      926

Less preferred stock dividends                (2,151)       (1,403)       (1,489)       (1,108)       (1,176)
                                          ----------    ----------    ----------    ----------    ----------

Net income (loss) available
   for common shareholders                $    8,128    $     (308)   $   (5,441)   $   (1,282)   $     (250)
                                          ----------    ----------    ----------    ----------    ----------
                                          ----------    ----------    ----------    ----------    ----------

Weighted average common shares
   outstanding                             15,930.29     52,824.33     53,251.80     53,251.80     53,251.80

Common shares assumed to be
   issued upon conversion of
   convertible preferred stock              6,960.07           --            --            --            --
                                          ----------    ----------    ----------    ----------    ----------
                                           22,890.36     52,824.33     53,251.80     53,251.80     53,251.80
                                          ----------    ----------    ----------    ----------    ----------
                                          ----------    ----------    ----------    ----------    ----------

Earnings per common share                 $   355.07    $    (5.83)   $  (102.18)   $   (24.08)   $    (4.70)
                                          ----------    ----------    ----------    ----------    ----------
                                          ----------    ----------    ----------    ----------    ----------

Note: Share awards issuable under the phantom stock plan as of the beginning of 1994, 1995 and 1996 were not considered in the computation of fully diluted earnings per common share as their effect was anti-dilutive.








                                    Page 1                          Exhibit 11.1